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                                                                       EXHIBIT 8


                            CARTER, LEDYARD & MILBURN
                               Counsellors at Law
                                  2 Wall Street
                             New York, NY 10005-2072
                                       --
                               Tel (212) 732-3200
                               Fax (212) 732-3232


                                 April 11, 2001


Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona  85034

Ladies and Gentlemen:

         We have acted as counsel for Avnet, Inc. ("Avnet") in connection with the proposed merger (the "Merger") of Alpha Acquisition Corp., a Texas corporation and a wholly-owned subsidiary of Avnet ("Buyer"), with and into Kent Electronics Corporation (the "Company"), and the preparation and filing of a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, in connection with the Merger (the "Registration Statement"), including the proxy statement/ prospectus constituting Part I thereof (the "Proxy Statement").

         Under the Agreement and Plan of Merger dated as of March 21, 2001, (the "Agreement") by and among Avnet, the Buyer and the Company, at the effective time of the Merger, (i) the Company will become a wholly-owned subsidiary of Avnet, and (ii) the common stock of the Company will be converted into the right to receive shares of common stock of Avnet (and cash instead of fractional shares).

         We have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Agreement, and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated and in accordance with the provisions of the Agreement, and (ii) the representations to be made to us by Avnet and the Company in their officers' certificates (the "Certificates") under Section 5.01(e) of the Agreement, and delivered to us for purposes of this opinion, will be accurate as of the effective time of the Merger. Where a representation in a Certificate is limited to the knowledge of the officer, we nevertheless have assumed the subject statement to be true.
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Avnet, Inc.


         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

         Based upon and subject to the foregoing, we are of the opinion that the section entitled "Material Federal Income Tax Consequences of the Merger" in the Proxy Statement is an accurate general description, under currently applicable law, of the principal United States federal income tax aspects of the Merger, including the consequences to the holders of the Company's common stock.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm in the Proxy Statement in the sections entitled "Material Federal Income Tax Consequences of the Merger" and "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                Very truly yours,

                                                /s/ Carter, Ledyard & Milburn

HB/lrh